Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251 (214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES, INC. ANNOUNCES CLOSING OF ACQUISITION OF
MID-CONTINENT OIL AND NATURAL GAS PROPERTIES AND
SALE OF SOUTH TEXAS/GULF COAST PROPERTIES

DALLAS, TEXAS, May 8, 2007…EXCO Resources, Inc. (NYSE: XCO) today announced the closing of an acquisition of producing oil and natural gas properties, acreage and other assets in multiple fields located in the Mid-Continent area of Oklahoma and the South and Gulf Coast areas of Texas and Louisiana from Anadarko Petroleum Corporation (NYSE: APC) for $860 million, adjusted for customary closing adjustments for a net cash price of $749 million, subject to post closing adjustments.  The acquisition included assets in the Golden Trend, Watonga-Chickasha, Mocane-Laverne and Reydon areas in Oklahoma, and the Felicia, Speaks and Cage Ranch fields in the South and Gulf Coast areas of Texas.

On May 8, 2007, EXCO entered into and closed the sale of the acquired properties in the South and Gulf Coast areas of Texas and Louisiana to Crimson Exploration Company (CXPO.OB) for $285 million, adjusted for customary closing adjustments for a net cash price of $245 million, subject to post closing adjustments, and 750,000 shares of Crimson common stock.

The Mid-Continent properties include producing properties with current net production of approximately 51 million cubic feet equivalent per day (Mmcfed) of natural gas and oil from approximately 1,062 producing wells.  The Mid-Continent assets contain approximately 337 Bcfe of total proved reserves, 67% of which are proved developed, and 21 Bcfe of probable and possible reserves, all estimated at constant NYMEX pricing of $8 per Mcf of natural gas and $60 per barrel of oil, adjusted for differentials.  The reserves are located in multiple formations, including the Big 4, Bromide, Springer, Morrow, Chester, Tonkawa, Redfork and Granite Wash.  Approximately 91% of the estimated value of the Mid-Continent reserves is operated.  Net acreage included in the acquisition totals approximately 200,000 acres.

In connection with the acquisition, hedges in respect of a significant portion of estimated production for 2007, 2008 and 2009 were assumed by EXCO.

The South Texas, Gulf Coast package, which was sold to Crimson, includes approximately 105 Bcfe of proved reserves estimated at constant NYMEX pricing of $8 per Mcf of natural gas and $60 per barrel of oil, adjusted for differentials, and 45 Mmcfed of current net production.

The acquisition, net of the $245 million of cash proceeds from the Crimson sale, was financed with $176 million of cash on hand and $328 million drawn under EXCO’s Revolving Credit Facility.

EXCO Resources, Inc. is an oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, Ohio, Oklahoma, Pennsylvania and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com.  EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.

The Securities and Exchange Commission has generally permitted oil and gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  We have used herein the terms “probable”, “possible” or “unproven” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit us from including in filings with the SEC.  These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company.